EXHIBIT 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI SIGNS DEFINITIVE SHARE PURCHASE AGREEMENT TO ACQUIRE
ROYAL WOLF GROUP IN THE U.S., U.K. AND THE NETHERLANDS FOR $52.5 MILLION;
MARKS ENTRY INTO EUROPEAN PORTABLE STORAGE MARKET
AFFIRMS HIGH END OF 2006 GUIDANCE
Tempe, AZ – March 14, 2006 – Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced the signing of a definitive share purchase agreement to acquire three companies of the Royal Wolf Group (“Royal Wolf”) from Triton CSA International B.V. for $52.5 million. A Royal Wolf Portable Storage, Inc. is the fifth largest portable storage company in the United States and its affiliate, Royalwolf Trading (UK) Ltd., is the third largest in the United Kingdom. This transaction should be immediately accretive upon closing, which is targeted for early April 2006.
With this acquisition, Mobile Mini will be adding two new California locations, one each in Fresno and Oakland, six U.K. locations, plus a branch in Rotterdam, The Netherlands. In addition, the transaction includes 10 locations where Mobile Mini currently has branches. Combined, this acquisition adds approximately 18,000 portable storage containers, offices and related rental assets, of which over 10,000 are based in Europe serving customers in the greater metropolitan areas of London, Bristol, Liverpool, Leeds, Birmingham, Edinburgh and Rotterdam.
Steven Bunger, Mobile Mini’s Chairman, President & CEO noted, “With respect to our move into the European market, these seven well-established branches present a low risk investment with a great deal of upside potential. With its growing market share, excellent reputation for customer service, quality lease fleet, high utilization rate, and superb management at the branch and regional levels, the Royal Wolf transaction will soon give us a solid foundation in Europe on which to build. The European operations will continue under the leadership of Martin Crayden, Royalwolf Trading’s Managing Director, who, along with his team, have been responsible for a three year compound annual growth rate of over 22% in revenues. Our strong financial position, proprietary products and marketing focus should enable these locations to continue rapid growth. We believe this acquisition provides us with a significant longer term opportunity and new market entry to generate high growth into the foreseeable future.”
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March 14, 2006
Mr. Bunger further noted, “While acquiring a small platform, we believe the market opportunity in Europe is large and this acquisition will enable us to introduce our proven marketing techniques to expand applications and demand in Europe in a manner that has proven successful in the U.S.”
Discussing plans for the U.S. locations, Mr. Bunger went on to say, “In Fresno and Oakland, the acquired locations will undergo the Mobile Mini branch model transformation. In the 10 U.S. cities where there is branch overlap, the two locations will be consolidated into one with the Royal Wolf personnel becoming part of the Mobile Mini team.”
Lawrence Trachtenberg, Executive Vice President & CFO noted, “As this transaction will be immediately accretive upon closing, we now believe that Mobile Mini can achieve the high end of our previously issued 2006 guidance. Specifically, we are looking for pro forma net income in excess of $39 million and pro forma diluted earnings per share (EPS) of $1.21 which is calculated on approximately 5% more diluted shares than in 2005 (adjusted for the 2-for-1 stock split effected on March 10, 2006).”
2006 Pro Forma Guidance Excludes:
The Adoption of SFAS 123(R): Effective January 1, 2006, the Company has adopted SFAS 123(R) “Share-Based Payment,” a new accounting pronouncement requiring the expensing of stock based compensation. The Company has elected to apply this standard using the modified-prospective method of adoption allowed under this pronouncement, and therefore not restate prior year results. Mobile Mini’s pro forma earnings guidance for 2006 excludes approximately $0.06 per diluted share after tax to reflect the impact of SFAS 123(R). Including the impact of SFAS 123(R), Mobile Mini’s 2006 diluted EPS guidance is $1.15.
Pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
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March 14, 2006
CIBC World Markets Corp. is acting as financial advisor to Triton CSA International B.V. in connection with the sale of the Royal Wolf Group.
Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 120,000 portable storage units and portable offices. The Company currently has 51 branches and operates in 30 states and one Canadian province. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and revenue and earnings estimates for 2006 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT: -OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &	The Equity Group Inc.
Chief Financial Officer	Linda Latman (212) 836-9609
Mobile Mini, Inc.	www.theequitygroup.com
(480) 894-6311
www.mobilemini.com
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